Term sheet No. 825C
To underlying supplement No. 1 dated September 29, 2009
product supplement C dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated March 1, 2010; Rule 433
Deutsche Bank AG, London Branch
$             Principal Protection Notes Linked to a Basket of Components due March 31*, 2016

General
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The notes are designed for investors who are willing to forego any interest and dividend payments and who seek a return linked to the potential positive performance of a weighted basket consisting of the Consumer Price Index, the S&P 500® Index and the iShares® MSCI Emerging Markets Index Fund. Any principal protection and payment at maturity are subject to the credit of the Issuer.

•	The notes are senior unsecured obligations of Deutsche Bank AG due March 31*, 2016.
•	Minimum denominations of $1,000 (“Principal Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about March 26*, 2010 (the “Trade Date”) and are expected to settle three business days later on or about March 31*, 2010 (the “Settlement Date“).

Key Terms
Issuer:	Deutsche Bank AG, London Branch.
Issue Price:	100% of the Principal Amount.
Basket:
The notes are linked to a basket consisting of the Consumer Price Index, the S&P 500® Index and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component” and collectively the “Basket Components”).

Basket Component	Ticker Symbol	Component Weighting	Initial Component Level†
Consumer Price Index (“CPI”)	CPURNSA	70%	215.949
S&P 500® Index	SPX	15%
iShares® MSCI Emerging Markets Index Fund	EEM	15%
† The Initial Component Levels of the S&P 500® Index and the iShares® MSCI Emerging Markets Index Fund will be set on the Trade Date.
Payment at Maturity:	At maturity, for each $1,000 Principal Amount of notes, you will be entitled to receive a cash payment of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount will be equal to the greater of (a) zero and (b) $1,000 x (Basket Return x Participation Rate).
Basket Return:	Final Basket Level – Initial Basket Level
Initial Basket Level
Participation Rate:	100%-110%. The actual Participation Rate will be set on the Trade Date.
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The Final Basket Level will equal

100 × [1 + (CPI Return x 70%) + (S&P 500® Return x 15%) + (iShares® MSCI Emerging Markets Index Fund Return x 15%)]
The “ CPI Return”, the “S&P 500® Return,” the “iShares® MSCI Emerging Markets Index Fund Return,” will equal the performance of the respective Basket Component, expressed as a percentage, from the respective Initial Component Level to the respective Final Component Level.

Initial Component Level:
For the CPI, the Initial Component Level is set forth in the table above.
For the S&P 500® Index, the Initial Component Level is the index closing level on the Trade Date.
For the iShares® MSCI Emerging Markets Index Fund, the Initial Component Level is the fund closing level (expressed as the closing price per share of the fund) on the Trade Date.

Final Component Level:
For the CPI, the Final Component Level is the CPI level for December 2015 as published by the Bureau of Labor Statistics.††
For the S&P 500® Index, the Final Component Level is the index closing level on the Final Valuation Date.
For the iShares® MSCI Emerging Markets Index Fund, the Final Component Level is the fund closing level (expressed as the closing price per share of the fund) on the Final Valuation Date multiplied by the Share Adjustment Factor.

Share Adjustment Factor:
Initially 1.0, subject to adjustment for certain actions affecting the iShares® MSCI Emerging Markets Index Fund. See “Description of Notes – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	March 26*, 2010
Final Valuation Date:
March 28*, 2016, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
March 31*, 2016, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP / ISIN:	2515A0 2W 2 / US2515A02W20
*
Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

††	If the Final Component Level for the CPI is not available, such CPI level will be determined by the Calculation Agent in good faith and commercially reasonable manner.
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Minimum Proceeds to Us
Per Note	$1,000.00	$	$
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The notes will be sold with varying underwriting discounts and commissions in an amount not to exceed $37.50 per $1,000.00 Principal Amount of notes.

The agent for this offering is our affiliate. For more information, please see “Underwriting (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

March 1, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement C dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
  http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement C dated September 29, 2009:
  http://www.sec.gov/Archives/edgar/data/1159508/000119312509200565/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
  http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
  http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase the notes.

What Is the Payment at Maturity on the Notes Assuming a Range of Performance for the Basket?

The table below illustrates the hypothetical payment amount per $1,000 Principal Amount of notes for a hypothetical range of the performance of the Basket and assumes a Participation Rate of 105%. The actual Participation Rate will be set on the Trade Date. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Final Basket Level on the Final Valuation Date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Basket Level	Basket Return (%)	Additional Amount ($)	Payment at Maturity ($)	Return at Maturity (%)
200.00	100.00%	$1,050.00	$2,050.00	105.00%
175.00	75.00%	$787.50	$1,787.50	78.75%
160.00	60.00%	$630.00	$1,630.00	63.00%
150.00	50.00%	$525.00	$1,525.00	52.50%
140.00	40.00%	$420.00	$1,420.00	42.00%
135.00	35.00%	$367.50	$1,367.50	36.75%
130.00	30.00%	$315.00	$1,315.00	31.50%
125.00	25.00%	$262.50	$1,262.50	26.25%
110.00	10.00%	$105.00	$1,105.00	10.50%
105.00	5.00%	$52.50	$1,052.50	5.25%
100.00	0.00%	$0.00	$1,000.00	0.00%
95.00	-5.00%	$0.00	$1,000.00	0.00%
90.00	-10.00%	$0.00	$1,000.00	0.00%
75.00	-25.00%	$0.00	$1,000.00	0.00%
50.00	-50.00%	$0.00	$1,000.00	0.00%
45.00	-55.00%	$0.00	$1,000.00	0.00%
25.00	-75.00%	$0.00	$1,000.00	0.00%
0.00	-100.00%	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket level of 110. Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a Payment at Maturity of $1,105.00 per $1,000 Principal Amount of notes, calculated as follows:

Payment at Maturity = $1,000 + Additional Amount
$1,000 + ($1,000 x [Basket Return x Participation Rate])
$1,000 + ($1,000 x [10% x 105.00%]) = $1,105.00

Example 2: The Final Basket Level is equal to the Initial Basket Level of 100. Because the Final Basket Level is the same as the Initial Basket Level, the Basket Return is 0% and the Additional Amount is $0. Accordingly, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of notes.

Example 3: The level of the Basket decreases from the Initial Basket Level of 100 to the Final Basket level of 80. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is -20% and the Additional Amount is equal to $0. The investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of notes.

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY – You will be entitled to receive at least 100% Principal Amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS – The return on the notes is linked to a basket consisting of the CPI, the S&P 500® Index, and the iShares® MSCI Emerging Markets Index Fund.

Consumer Price Index (“CPI”)

The Consumer Price Index (“CPI”) is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics (“BLS”) and reported on Bloomberg page CPURNSA or any successor service or page. The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, which includes food, clothing, shelter, fuels, transportation, charges for medical and dental services, and drugs. In calculating the CPI, price changes for the various items are averaged together with weights that are meant to represent their relative importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for CPI is the 1982-1984 average.

We have derived all information contained in this term sheet regarding the CPI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the BLS.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity.

Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the final pricing supplement for the notes, which we will file with the SEC. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components or any of the components underlying the Basket Components. You should consider carefully the following discussion of risks together with the risk factors contained in the accompanying product supplement, prospectus supplement and prospectus before you decide that an investment in the notes is suitable for you.

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THE NOTES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS – An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the value of the notes. The Payment at Maturity on the notes, including any principal protection, is subject to the creditworthiness of the Issuer.

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NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the components underlying the Basket Components would have.

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THE YIELD ON THE NOTES MAY BE NEGATIVE AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — You will realize a positive return on the notes only if the Final Basket Level is greater than the Initial Basket Level. Even if the return on the notes is positive, such return may not be sufficient to compensate you for any opportunity cost, taking into account factors relating to the time value of money over the term of the notes.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Price movements in the Basket Components will not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performance by a Basket Component with a higher weighting will influence the Final Basket Level, and therefore the Basket Return, to a greater degree than the performances of Basket Components with lower weightings. If a Basket Component with a greater weighting performs poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lesser weighted Basket Components.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the Payment at Maturity described in this term sheet is based on the full Principal Amount of your notes, the original issue price of the notes may include commissions paid to agents and will include the cost of hedging our obligations under the notes. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES – We and our affiliates are active participants in the equity and commodity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities or commodities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the components underlying the Basket Components and consequently have an impact on the performance of the Basket, and may adversely affect the

Basket Return. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Components to which the notes are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the Basket Closing Level on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	trends related to inflation;

•	fluctuations in the prices of various consumer goods and energy resources;

•	the level and expected volatility of the Basket Components;

•	the time remaining to maturity of the notes;

•	the market price for the components underlying the Basket Components;

•	the dividend rate on the components underlying the Basket Components;

•	interest and yield rates in the market generally, including on the Issuer’s debt, and in the markets of the components underlying the Basket Components;

•	a variety of economic, financial, political, regulatory or judicial events and monetary policies that affect the components underlying the Basket Components or consumer prices or markets generally;

•	the composition of the Basket Components and any changes to the component underlying the Basket Components;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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CONSUMER PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE LEVEL OF THE CPI AND THE VALUE OF THE NOTES IN UNFORESEEABLE WAYS – Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the CPI and the value of the notes in varying ways, and different factors may cause the level of the CPI to move in inconsistent directions at inconsistent rates. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future, although fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative of future fluctuations. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control and may have an adverse effect on the value of the notes.

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THE CPI ITSELF AND THE WAY THE BLS CALCULATES THE CPI MAY CHANGE IN THE FUTURE - There can be no assurance that the BLS will not change the method by which it calculates the CPI in a way that could negatively affect the CPI Return and thus the Basket Return. Accordingly, the value of the notes may be significantly reduced. If the CPI is discontinued or substantially altered, a successor index may be employed to calculate the Payment at Maturity of the notes, as described in “Discontinuation of an Index; Alternation of

Method of Calculation ” in the accompanying product supplement, and that substitution may adversely affect the value of the notes.

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CURRENCY EXCHANGE RISK – The prices of the stocks held by the iShares® MSCI Emerging Markets Index Fund are converted into U.S. dollars in calculating the closing price per share of the iShares® MSCI Emerging Markets Index Fund.  As a result, the holders of the notes will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities held by the MSCI Emerging Markets Index Fund. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks held by the MSCI Emerging Markets Index Fund and the value of your notes.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks held by the iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the notes.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the notes is subject to the political and economic risks of emerging market countries through the iShares® MSCI Emerging Markets Index Fund. The issuers of the stocks held by the iShares® MSCI Emerging Markets Index Fund includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and Payment at Maturity of your notes.

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THE PERFORMANCE OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND MAY NOT CORRELATE PERFECTLY WITH THE PERFORMANCE OF THE MSCI EMERGING MARKETS INDEX – The shares of the iShares® MSCI Emerging Markets Index Fund are traded on NYSE Arca, Inc. (the “NYSE”) and are subject to market supply and investor demand, and the market value of one share of the iShares® MSCI Emerging Markets Index Fund may differ from the net asset value per share of such fund. In addition, the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index which the fund seeks to track. Because of the imperfect correlation between the performance of the iShares® MSCI Emerging Markets Index Fund and the performance of the MSCI Emerging Markets Index, the return on the notes will not be the same as an investment directly in the index fund or in its tracked index or in the equity securities included in such index, and will not be the same as a debt security with a payment at maturity linked to the performance of the index to which the fund seeks to track.

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ADJUSTMENTS TO THE ISHARES® MSCI EMERGING MARKETS INDEX FUND OR TO ITS UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – Blackrock Fund Advisors (“BFA”) is the investment advisor to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of its underlying index, the MSCI Emerging Markets Index. The stocks included in the MSCI Emerging Markets Index are selected by MSCI Inc. (“MSCI”). The MSCI Emerging Markets Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index, which could change the value of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the fund and consequently have an adverse effect on the value of your notes.

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HISTORICAL LEVELS OF THE BASKET AND BASKET COMPONENTS SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE OF THE BASKET AND BASKET COMPONENTS DURING THE TERM OF THE NOTES – The actual performance of the Basket and Basket Components during the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Basket and Basket Components.

Historical Information

The following graphs show the historical performance of each of the Basket Components from August 27, 2003 through February 23, 2010. The published level of the Consumer Price Index for January, 2010 was 216.69. The closing level of the S&P 500® Index on February 23, 2010 was 1,094.60. The closing level of the iShares® MSCI Emerging Markets Index Fund on February 23, 2010 was 38.51. The fourth graph shows the retrospective performance of the weighted Basket, calculated by setting the level of the Basket on February 23, 2010 equal to 100.

We obtained the various Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in a positive return on your investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as the agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of up to 3.75% or $37.50 per $1,000 Principal Amount of notes. DBSI will reallow a selling concession to other broker-dealers of up to 3.00% or $30.00 per Principal Amount of notes.

DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Principal Amount of notes. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Principal Amount of notes. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

The agent for this offering, DBSI, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.